EXHIBIT 10.02

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of January 27, 2004 by and between AMBAC FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), and ROBERT J. GENADER (the “Executive”).

WHEREAS, the Executive currently serves at President and Chief Operating Officer of the Company; and

WHEREAS, the Company and the Executive wish to enter into this Agreement to provide for the Executive to serve, effective as of January 27, 2004 (the “Effective Date”), as its President and Chief Executive Officer upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows (capitalized terms used herein without definition shall have the meanings ascribed to such terms in Section 10 below):

1. Employment and Duties.

(a) General. The Executive will serve as the President and Chief Executive Officer of the Company starting on the Effective Date. In addition, the Executive will serve as the President and Chief Executive Officer of Ambac Assurance Corporation, a Wisconsin corporation that is a wholly-owned subsidiary of the Company (“Ambac Assurance”).

(b) Full-Time Employment. The Executive shall devote his full-time working hours and best efforts to his duties hereunder.

(c) Board Membership. The Executive currently serves as a member of the Company’s Board of Directors (the “Board”). The Company agrees to nominate the Executive for reelection to the Board as a member of the management slate at each annual meeting of stockholders (or if the members of the Board are divided into classes pursuant to Section 141(d) of the Delaware General Corporation Law, at each annual meeting of stockholders at which the Executive’s director class comes up for election) during his employment hereunder. The Executive agrees to serve on the Board if elected.

(d) Other Subsidiaries. In addition to the foregoing positions and responsibilities, the Executive agrees to serve, if requested by the Board, as an officer or director of any subsidiary or Affiliate of the Company at no additional compensation.

2. Relation of this Agreement to Retention Agreement.

The Company and the Executive are parties to an Amended and Restated Management Retention Agreement, dated as of January 25, 2000 (the “Retention Agreement”), that sets forth certain provisions applicable to the Executive’s employment in the event of a “Change in Control” as defined therein. Notwithstanding anything to the contrary in this Agreement, following a Change in Control, the term of the Executive’s employment, as well as his compensation and benefits, rights upon termination of employment and other matters provided for in the Retention Agreement, shall be governed by the Retention Agreement rather than the present Agreement. Without limiting the generality of the preceding sentence,

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following a Change in Control the definitions of “Cause” and “Good Reason” set forth in the Retention Agreement shall apply, rather than the definitions set forth in this Agreement.

3. Term of Employment.

The term of the Executive’s employment under this Agreement (the “Term”) will commence on the Effective Date and continue until December 31, 2004. On December 31, 2004 and each December 31 thereafter the Term shall automatically be extended for an additional period of one calendar year, provided, however, that (i) the Company or the Executive may give the other notice that it does not wish to extend the Term beyond the termination date then in effect, such notice to be given at least 90 calendar days before the termination date then in effect, and (ii) unless the Company shall specify in writing to the contrary, the Term shall not extend past December 31 of the year in which occurs the Executive’s sixty-fifth birthday. Nothing in this Section 3 shall limit the right of the Company to terminate the Executive’s employment hereunder on the terms and conditions set forth in Section 5.

4. Compensation and Other Benefits.

Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Salary. The Executive’s annual salary (the “Salary”) shall initially be $525,000. The Salary is payable in accordance with the Company’s payroll practices as established by the Company from time to time. The Compensation and Organization Committee of the Board (or any successor thereto) (the “Committee”) shall periodically review and may increase, but not decrease, the Executive’s Salary.

(b) Bonus. The Executive shall participate for each calendar year in a bonus arrangement pursuant to which he shall be eligible to earn an annual bonus, based on the Company’s achieving certain performance goals which the Committee shall establish. The form of payment of the Executive’s bonus (whether in cash, in awards under the Company’s 1997 Equity Plan, as the same may be amended from time to time, or any successor thereto (the “Equity Plan”), in a combination of cash and such awards or in some other form), and the value to be attributed to any non-cash component of the bonus, will be determined by the Committee in its discretion.

(c) Long-Term Incentive Compensation. The Executive’s long-term incentive compensation awards, whether under the Equity Plan or any other plan or program of the Company, shall be determined by the Committee in its discretion.

(d) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by him in performance of the business of the Company. In addition, the Company shall reimburse the Executive up to $50,000 for club initiation fees and up to $15,000 per year for annual club dues or membership fees.

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(e) Pension, Welfare and Fringe Benefits. The Executive shall participate in each pension, welfare, life insurance, health, disability and other fringe benefit plan or program maintained by the Company for its executive officers in accordance with the terms thereof.

5. Termination of Employment.

This Section 5 sets forth the provisions that will apply generally upon a termination of the Executive’s employment with the Company. Following a Change in Control, the termination of employment provisions set forth in the Retention Agreement, rather than those set forth below, will apply.

(a) Termination for Cause; Resignation Without Good Reason.

(i) Rights on Termination. If, prior to the expiration of the Term, the Company terminates the Executive’s employment for Cause, or the Executive resigns from his employment other than for Good Reason, the Executive shall be entitled to payment of his Salary accrued through the Termination Date, plus any other accrued but unpaid benefits, provided, however, that the Executive shall not be entitled to any bonus compensation pursuant to Section 4(b)or otherwise in respect of the year in which such termination or resignation occurs or any prior year to the extent the bonus for any prior year has not been paid. Except as may be provided under the terms of any applicable grants to the Executive under the Equity Plan, the Executive shall have no right under this Agreement or otherwise to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation of employment.

(ii) Notice of Termination or Resignation. Termination of the Executive’s employment for Cause shall be communicated by delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board an event constituting Cause for termination in accordance with Section 10 has occurred and specifying the particulars thereof (a “Notice of Termination”). If the event constituting Cause for termination is of a type specified in clause (i) or clause (iii) of the definition of Cause set forth in Section 10, the Executive shall have 20 business days from the date of receipt of such Notice of Termination to effect a cure of the event described therein and, upon cure thereof by the Executive to the reasonable satisfaction of the Company, such event shall no longer constitute Cause for purposes of this Agreement.

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(b) Termination Without Cause; Resignation for Good Reason.

If, prior to the expiration of the Term, the Company terminates the Executive’s employment without Cause, or the Executive resigns from his employment for Good Reason, the following shall apply:

(i) Severance Amount. The Company shall pay the Executive his Salary accrued up to and including the Termination Date, plus a pro rata portion (based on the number of days elapsed prior to the Termination Date) of his target bonus for the year in which such termination or resignation occurs, plus any other accrued but unpaid benefits or compensation. In addition, the Company shall pay the Executive an amount (the “Severance Amount”) equal to two years of Salary at the rate in effect on the Termination Date. The Company shall pay the Severance Amount in a lump sum in cash (subject to regular payroll deductions) within 10 business days of the Termination Date.

(ii) Equity Compensation. The Executive shall be fully vested in all stock options, restricted stock, restricted stock units and any other awards theretofore awarded to him under the Company’s 1991 Stock Incentive Plan, as amended (the “Stock Plan”), the Equity Plan, or any successor thereto.

(iii) Other Benefits. The Executive shall be entitled to the following benefits:

(A)	For six months following the Termination Date, the Executive and his dependents, if any, shall continue to participate (at no greater expense to them than was the case for such coverage prior to his termination) in the employee benefit arrangements described in Section 4(e)(i) above, provided, however, that such benefits shall cease to the extent the Executive begins coverage under plans of a subsequent employer.

(B)	For six months following the Termination Date, the Company shall provide the Executive with appropriate individual outplacement services and financial planning at the Company’s expense.

(C)	The Executive shall receive all amounts due to him under any compensatory plan or arrangement of the Company and not specifically addressed above, in accordance with the terms of the relevant plan or arrangement.

Anything herein to the contrary notwithstanding, the Company shall have no obligation to continue to maintain following the Termination Date any plan or program solely as a result of the provisions of this Agreement.

(iv) Offset Provisions. In the event of any termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment or otherwise to mitigate damages resulting from his termination of employment. Nevertheless, amounts owed to the Executive under Section 5(b)(i) shall be offset by the amount of cash compensation to which the Executive becomes entitled, or which is voluntarily deferred at his request, during Severance Period, from a Third Party Employer. Promptly upon becoming engaged by a Third Party Employer, the Executive shall provide the Company with written notice of such engagement and shall set forth the terms of his compensation, including any amount of guaranteed or target bonus. If the Company has not yet made the payment provided for in Section 5(b)(i), then within 10 business days of the receipt of such notice, the Company shall make such lump-sum

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payment to the Executive reduced by the Offset Amount. If the Company has already made the payment provided for in Section 5(b)(i), then within 10 business days of the receipt of such notice, the Executive shall make a payment to the company equal to the Offset Amount (but in no event greater than the Severance Amount). The Company and the Executive shall use their good faith efforts to agree upon the Offset Amount, but in the event they are unable to agree, the amount proposed by the Executive, and certified by an independent certified public account selected by the Executive, shall control.

(c) Termination Due to Death or Disability. In the event of the Executive’s Disability, the Company shall be entitled to terminate his employment. Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment terminates due to death or Disability, any Salary earned by the Executive up to the date of such termination, plus a pro rata portion (based on the number of days elapsed prior to such termination or resignation) of his target bonus for the year in which such termination occurs, shall be paid to the Executive or his estate, as the case may be, within 30 days of the Termination Date. All stock options, restricted stock, restricted stock units or other awards awarded to the Executive under the Stock Plan and/or the Equity Plan shall be fully vested as of the date of death or termination of employment due to Disability.

6. Protection of the Company’s Interests.

(a) Confidential Information. Except for actions taken in the course of his employment hereunder or as required by law, at no time shall the Executive divulge, furnish or make accessible to any person any information of a confidential or proprietary nature obtained by him while in the employ of the Company. Upon termination of his employment with the Company, the Executive shall return to the Company all such information which exists in written or other physical form and all copies thereof in his possession or under his control.

(b) Exclusive Services. For so long as the Executive is employed by the Company and continuing through the first anniversary of the Termination Date, the Executive shall not directly or indirectly engage in competition with, or own any interest in any business which competes with, any business of the Company or any of its subsidiaries, provided, however, that the provisions of this Section 6 shall not prohibit the Executive’s ownership of not more than 5% of the voting stock of any publicly held corporation, and provided, further, that the Executive’s covenant under this Section 6(b) shall not apply following termination of his employment following a Change in Control.

7. Remedies.

The Executive acknowledges that a breach of any of the covenants contained in Section 6 may result in material irreparable injury to the Company or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such breach or threat thereof, the Company shall be entitled, in addition to any other rights or remedies it may have, to obtain a temporary restraining order and/or a preliminary or permanent injunction enjoining or restraining the Executive from engaging in activities prohibited by Section 6.

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8. Indemnification.

The Company will indemnify the Executive to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the laws of the State of Delaware, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Effective Date of this Agreement, whichever affords or afforded greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage provided for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any subsidiary thereof, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.

9. Arbitration.

(a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b) The Company shall promptly reimburse the Executive for all legal fees and expenses incurred by the Executive in connection any claim to enforce his rights under this Agreement, except for any claim which shall have been determined, in an arbitration conducted in accordance with subsection (a) above, to have been brought by the Executive in bad faith.

10. Definitions. For purposes of this Agreement, the following definitions shall apply.

“Affiliate” includes any company or other entity or person controlling, controlled by or under common control with the Company.

“Beneficiary” means the person or persons designated by the Executive in writing to the Company to receive payments under this Agreement following the Executive’s death or, if no such person or persons are designated, the Executive’s estate.

“Cause” means any of the following:

(i) the willful commission by the Executive of acts that are dishonest and demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise;

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(ii) the conviction of the Executive, or his pleading guilty or “nolo contendre” for a felony resulting in material harm to the financial condition or business reputation of the Company or any of its Affiliates; or

(iii) a material breach of any of the covenants set forth in Section 6 of this Agreement.

“Good Reason” means, without the Executive’s express written consent, any of the following:

(i) a substantial adverse alteration in the nature or status of the Executive’s duties or responsibilities or in the Executive’s title, including the Executive’s ceasing to report directly to the Board, except that the appointment by the Company and/or Ambac Assurance of an individual other than the Executive as its President shall not constitute Good Reason hereunder, so long as the Executive retains the titles and responsibilities of Chief Executive Officer;

(ii) a reduction in the Salary as then in effect or failure of the Company to pay any amount owing to the Executive hereunder when due;

(iii) the Company’s requiring the Executive to be based at any office or location more than 100 miles outside of the city limits of New York City;

(iv) the failure to obtain a satisfactory agreement from any successor of the Company to assume and agree to perform this Agreement, as contemplated in Section 11(d) hereof;

provided, however, that unless the Executive provides written notification of his intention to resign within 10 business days after the Executive has actual knowledge of the occurrence of any such event constituting Good Reason, the Executive shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement. If the Executive provides such written notice to the Company, the Company shall have 20 business days from the date of receipt of such notice to effect a cure of the event described therein and, upon cure thereof by the Company to the reasonable satisfaction of the Executive, such event shall no longer constitute Good Reason for purposes of this Agreement.

“Disability” shall be defined in the same manner as such term or a similar term is defined in any long-term disability policy maintained by the Company which covers the Executive and is in effect on the date of the Executive’s termination of employment with the Company. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by the Company’s long-term disability carrier.

“Offset Amount” means the amount of cash compensation to which the Executive is expected to become entitled during the Severance Period from a Third Party Employer (including any amounts which are to be voluntarily deferred at his request) based on the compensation information set forth in his notice to the Company pursuant to

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Section 5(b)(iv), including therein a pro rata portion (based on the number of days remaining in the Severance Period) of any guaranteed or target bonus.

“Severance Period” means, if the Company terminates the Executive’s employment without Cause or the Executive resigns without Good Reason, the period beginning on the Termination Date and ending on the first anniversary thereof.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of this Agreement.

“Termination Date” means:

(i) in the case of a termination of the Executive’s employment by the Company for Cause, the effective date of such termination specified in the Notice of Termination, which, if the event constituting Cause for termination is of a type specified in clause (i) or clause (iii) of the definition of Cause, shall be not less than 21 business days from receipt of the Notice of Termination by the Executive;

(ii) in the case of a termination of the Executive’s employment by the Company without Cause, the date specified in a written notice of termination to the Executive, such written notice to provide at least 90 days’ advance written notice of termination;

(iii) in the case of the Executive’s resignation from employment without Good Reason, the date specified in a written notice of resignation from the Executive to the Company, such written notice provide at least 90 days’ advance written notice of resignation;

(iv) in the case of the Executive’s resignation from employment for Good Reason, the date specified in a written notice of resignation from the Executive to the Company, provided, however, that no such written notice shall be effective unless the cure period specified in the definition of Good Reason has expired without the Company having corrected, to the reasonable satisfaction of the Executive, the event or events subject to cure;

(v) in the case of termination of employment due to the Executive’s death, the date of death; and

(vi) in the case of termination of employment due to the Executive’s Disability, the effective date of termination specified in a written notice of termination from the Company to the Executive, which effective date shall be not earlier than the last day of the 180 day period provided for in the definition of “Disability” above.

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11. General Provisions.

(a) No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company’s regular severance policies, in the event his employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein, the Executive unconditionally releases the Company and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, form any and all claims, liabilities or obligations under this Agreement or under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates for compensation or benefits in connection with his employment or the termination thereof.

(b) Notices. Any notice hereunder by either party to the other (including, without limitation, any notice of intention to arbitrate pursuant to Section 9) shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address set forth below:

To the Company:	Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 Attention: General Counsel

To the Executive: at the address indicated on the signature page hereof or to such other person or other address as either party may specify to the other in writing.

(c) Limited Waiver. The waiver by the Company or the Executive of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

(d) Assignment. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or set off by the Executive in respect of any claim, debt, obligation or similar process. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets or the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e) Amendment. This Agreement may not be amended, modified or canceled except by written agreement of the Executive and the Company.

(f) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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(g) Unsecured Promise. No benefit or promise hereunder shall be secured by any specific assets of the Company. Unless otherwise stated herein, the Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

(h) Governing Law. This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of New York.

(i) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.

(j) Headings. The headings and captions of the Sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

(k) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

AMBAC FINANCIAL GROUP, INC.

By:

Name:
Title:

EXECUTIVE

Robert J. Genader

Address: